Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

JOHNSON & JOHNSON

SAMSON ACQUISITION CORP.

and

SYNTHES, INC.

Dated as of April 26, 2011

TABLE OF CONTENTS

		Page
ARTICLE I DEFINED TERMS
Section 1.01	Certain Defined Terms	1
Section 1.02	Other Defined Terms	10
Section 1.03	Interpretation; Headings	11

ARTICLE II THE MERGER
Section 2.01	The Merger	12
Section 2.02	Closing; Effective Time	12
Section 2.03	Effect of the Merger	12
Section 2.04	Conversion of Securities	12
Section 2.05	Certificate of Incorporation; Bylaws	13
Section 2.06	Directors and Officers	13

i

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01	Conduct of Business by the Company Pending the Merger	42
Section 6.02	Conduct of Business by Parent Pending the Merger	45

ii

ARTICLE VIII CONDITIONS TO THE MERGER
Section 8.01	Conditions to the Obligations of Each Party	57
Section 8.02	Conditions to the Obligations of Parent and Merger Sub	58
Section 8.03	Conditions to the Obligations of the Company	59

iii

AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2011 (this “Agreement”), among JOHNSON & JOHNSON, a New Jersey Corporation (“Parent”), SAMSON ACQUISITION CORP., a Delaware Corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SYNTHES, INC., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (as defined below) (the “Merger”);

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, (i) the Parent Board (as defined below) has approved this Agreement and (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, Parent and certain stockholders of the Company have entered into a voting agreement, dated as of the date hereof (the “Voting Agreement”), providing that, among other things, such stockholders will vote their shares of Company Common Stock (as defined below) in favor of the adoption of this Agreement; and

                      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have executed offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

                     Section 1.01  Certain Defined Terms.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c) containing terms no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the Effective Time.  The volume weighted average of the trading prices of Parent Common Stock for each trading day shall be the CHF equivalent calculated at the end of such trading day by reference to the World Market Fix rate as of 11:00 a.m. (New York time) for such trading day.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cash Consideration” means CHF 55.65.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value CHF 0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries.

“Company IP Agreements” means all (a) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (b) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, (c) contracts that provide for co-existence arrangements with respect to any Intellectual Property, including covenants not to sue, that are relied upon in the conduct of the business of the Company or any of its Subsidiaries as it is being conducted as of the date of this Agreement and (d) consents, Orders or settlements governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, may be bound.

“Company Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred:  (i) any change in the market price or trading volume of the Shares or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect has occurred); (ii) changes in general economic or political conditions, or in the financial, credit or securities markets in general, to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iii) changes in applicable Law or GAAP or in any interpretation thereof, to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iv) changes in the industries in which the Company and its Subsidiaries conduct their respective businesses (including legal and regulatory changes), to the extent such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement, except if such acts are directed at the properties or assets of the Company or any of its Subsidiaries; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or force majeure events, except if such events directly involve the properties or assets of the Company or any of its Subsidiaries; or (vii) the public announcement of this Agreement; or (b) would prevent consummation of the Transactions by the Company or otherwise prevent the Company from performing its obligations under this Agreement.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means preferred stock, par value CHF 0.01 per share and stated value CHF 5 per share, of the Company.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement.

“Company Restricted Stock Awards” means restricted Shares granted pursuant to the Company Stock Plans or otherwise.

“Company Stock Options” means options to purchase Shares granted pursuant to the Company Stock Plans or otherwise.

“Company Stock Plans” means the Synthes, Inc. 2010 Equity Incentive Plan and the Synthes-Stratec, Inc. Equity Incentive Plan, effective April 4, 2000.

“Company Stockholder Approval” means the adoption of this Agreement at the Company Stockholders’ Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement.

“Competing Proposal” means any bona fide proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger) (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other contract or agreement which contemplates or which would reasonably be expected to lead to any Competing Proposal (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the confidentiality agreement, effective as of September 24, 2010, between DePuy Orthopaedics, Inc. and Synthes USA HQ, Inc., as amended.

“contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the parties thereto to be legally binding, in each case, including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of stockholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.  For purposes of Section 4.22, the term “Governmental Authority” shall also include any entity owned or controlled by a Governmental Authority.

“Hazardous Substance” means (a) any material, substance or waste (i) that is listed, classified or regulated as a “hazardous waste,” “hazardous substance” or “toxic substance” pursuant to any applicable Environmental Law, or (ii) with respect to which liability or standards of conduct are imposed under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, toxic mold and radon; (e) any contaminant or pollutant; (f) any other substance, material or waste regulated by any Governmental Authority; and (g) any other substance, material or waste that gives rise to liability, obligations or costs because or on account of its potential or actual threat to the environment, human health, flora, fauna or natural resources, or because or on account of it being explosive, corrosive, flammable or radioactive.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by indentures, credit agreements, loan agreements, security agreements, notes, bonds, debentures or other similar instruments, all such Indebtedness of others guaranteed by such Person, and all capital lease obligations, recorded as such under GAAP, of such Person.

“Intellectual Property” means rights in or to all (a) inventions, concepts and discoveries (whether patentable or unpatentable), patents, utility models, statutory invention registrations, certificates of invention, mask works, invention disclosures, and industrial designs, community designs and other designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; (b) Trademarks; (c) works of authorship and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know how and invention rights, neighboring rights, database rights and topography rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); and (g) any and all other similar proprietary rights.

“IRS” means the United States Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule, in each case after reasonable inquiry.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

“Major Market Country” means each of Germany, Japan, Switzerland and the United States.

“Material Subsidiary” means each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company.

“Non-U.S. Benefit Plan” means a Plan that is not subject exclusively to United States Law.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means April 26, 2012.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Confidentiality Agreement” means the mutual confidentiality agreement, effective as of March 28, 2011, by and between the Company and Parent.

“Parent Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect resulting from the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred:  (i) any change in the market price or trading volume of the Parent Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Parent Material Adverse Effect has occurred); (ii) changes in general economic or political conditions, or in the financial, credit or securities markets in general, to the extent such changes do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iii) changes in applicable Law or GAAP or in any interpretation thereof, to the extent such changes do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (iv) changes in the industries in which Parent and its Subsidiaries conduct their respective businesses (including legal and regulatory changes), to the extent such changes do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which they conduct their businesses; (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement, except if such acts are directed at the properties or assets of Parent or any of its Subsidiaries; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or force majeure events, except if such events directly involve the properties or assets of Parent or any of its Subsidiaries; or (vii) the public announcement of this Agreement; or (b) would prevent consummation of the Transactions by Parent or Merger Sub or otherwise prevent either of Parent or Merger Sub from performing its respective obligations under this Agreement.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property owned by the Company or any of its Subsidiaries which are not violated in any material respect by the current use and operation of such real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the owned real property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises and (h) restrictions not materially affecting the present use of such assets or properties.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Registered Company Intellectual Property” means any (a) patents and patent applications (including provisional applications), (b) registered trademarks and applications to register trademarks (including intent-to-use applications), (c) registered copyrights and applications for copyright registration, (d) domain names and (e) other Intellectual Property that is Company Intellectual Property and is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“SIX” means the SIX Swiss Exchange, including the SIX Exchange Regulation division, the SIX Sanction Commission, the SIX Regulatory Board, the SIX Appeals Board, the SIX Board of Arbitration and any other body or division of the SIX Swiss Exchange.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Stock Value” means CHF 103.35.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Proposal (other than pursuant to clause (e) of such definition) which the Company Board reasonably determines, in its good faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (i) more favorable to the stockholders of the Company from a financial point of view (after taking into account all of the terms and conditions of such proposal) than the Merger (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) reasonably expected to be consummated.  For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing Proposal” shall be replaced with “50%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxes” means (a) any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Termination Fee” means $650,000,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

                       Section 1.02  Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Affected Employees	§ 7.05
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)
Change in the Company Recommendation	§ 7.03(d)
Closing	§ 2.02
Company	Preamble
Company SIX Notifications and Filings	§ 4.18
Company Welfare Plan	§ 4.10(h)
Dissenting Shares	§ 3.04
Dissenting Stockholder	§ 3.04
Divestiture	§ 7.08(c)
Effective Time	§ 2.02
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
Exchange Ratio	§ 2.04(a)
FDA	§ 4.21(a)
FDCA	§ 4.21(a)
Filed Parent SEC Reports	Article V

Defined Term	Location of Definition

Financial Statements	§ 4.07(a)
Material Contracts	§ 4.16(a)
Medical Device	§ 4.21(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Money Laundering Laws	§ 4.22(b)
Notice of Adverse Recommendation	§ 7.03(d)
OIG	§ 4.06(b)
Offer Letters	Recitals
Parent	Preamble
Parent SEC Reports	§ 5.07(a)
Plans	§ 4.10(a)
Primary Company Executives	§ 4.10(g)
Proxy Statement	§ 7.01(a)
Registration Statement	§ 7.01(a)
Regulatory Laws	§ 4.21(a)
Restraint	§ 8.01(c)
Reverse Termination Fee	§ 9.03(b)
Shares	§ 2.04(a)
SIX Rules	§ 4.18
Social Security Act	§ 4.21(e)
Stock Consideration	§ 2.04(a)
Surviving Corporation	§ 2.01
Total Option Value	§ 3.03(a)
Voting Agreement	Recitals

                       Section 1.03  Interpretation; Headings.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

                           Section 2.01  The Merger.  Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

                           Section 2.02  Closing; Effective Time.  As promptly as practicable, but in no event later than the third Business Day, after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Parent and the Company, the parties hereto shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”); provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or waived (where permissible) on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or waived (where permissible) unless another time is agreed to in writing by Parent and the Company.  Immediately prior to such filing of the Certificate of Merger, a closing of the Merger (the “Closing”) shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

                           Section 2.03  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

                           Section 2.04  Conversion of Securities.  (a)  Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Shares to be cancelled pursuant to Section 2.04(b)) shall be converted automatically into the right to receive, in accordance with the terms of this Agreement, (i) the Cash Consideration, without interest, and (ii) that number (the “Exchange Ratio”) of validly issued, fully-paid and non-assessable shares of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) equal to the quotient determined by dividing the Stock Value by the Average Parent Stock Price, and rounding the result to the nearest 1/10,000 of a share of Parent Common Stock, payable in the manner set forth in Section 3.01; provided, however, that (x) if the number determined by dividing the Stock Value by the Average Parent Stock Price is less than or equal to 1.7098, the Exchange Ratio shall be 1.7098 and (y) if the number determined by dividing the Stock Value by the Average Parent Stock Price is greater than or equal to 1.9672, the Exchange Ratio shall be 1.9672.  Except as set forth in Section 2.04(b), as a result of the Merger, each holder of a certificate or certificates that  immediately prior to the Effective Time represented outstanding Shares (“Certificates”) and each holder of Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such Shares except (x) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(j)) or (y) as provided by Law.

                           (b)           Cancellation of Certain Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                           Section 2.05  Certificate of Incorporation; Bylaws.  (a)  At the Effective Time, the Company’s certificate of incorporation shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(b)           At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall continue as the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

                           Section 2.06   Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

                           Section 3.01   Exchange of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Parent shall designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the exchange of Shares in accordance with this Article III.  Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares (other than Shares cancelled pursuant to Section 2.04(b) and Dissenting Shares), for exchange in accordance with this Article III at or prior to the Effective Time, (i) book-entry shares representing the number of shares of Parent Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.04(a), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.04(a) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 3.01(e) (such cash and book-entry shares for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c), the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent.  Any interest or other income from such investments shall be paid to and become income of Parent.  Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

                           (b)           Exchange Procedures.  (i)  As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a):  (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall be deemed to pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with the required indemnity) or transfer of the Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares pursuant to such letter of transmittal.

           (ii)     Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Shares and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c); and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, book-entry shares representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by Section 2.04(a) and this Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c)           Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions declared or made with a record date after the Effective Time with respect to the Parent Common Stock (and no cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 3.03(e)) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.01(b).  Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.01(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.03(e).

(d)           No Further Rights in Company Common Stock.  All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(e)           No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent) of a stockholder of Parent.  Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price.  The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f)           Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c).

(h)           No Liability.  None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.  Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i)           Withholding Rights.  Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.01(c).

Section 3.02  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).

Section 3.03  Company Stock Options and Company Restricted Stock Awards.  (a)  Company Stock Options.  As of the Effective Time, each outstanding Company Stock Option shall be cancelled, and each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Shares subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the sum of (x) the Cash Consideration and (y) the product of the Exchange Ratio (as determined in accordance with Section 2.04(a)) multiplied by the Average Parent Stock Price (such sum, the “Total Option Value”) over (B) the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment.  No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Total Option Value shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

(b)           Company Restricted Stock Awards.  As of the Effective Time, each outstanding Company Restricted Stock Award the restrictions of which have not lapsed immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive, without any interest thereon, the Merger Consideration in accordance with Articles II and III hereof, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Section 3.04  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 3.04) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses (through failure to perfect or otherwise) the right to appraisal.  If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost (through failure to perfect or otherwise) the right to appraisal, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with Articles II and III hereof, less applicable withholding taxes, if any, required to be withheld.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).  The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time.  The Company shall give Parent notice of any such demands prior to the Effective Time, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights.

Section 3.05  Tax Treatment.  Parent, Merger Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the Shares for the Merger Consideration (and not as a “reorganization” described in Section 368(a) of the Code) for United States federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01  Organization and Qualification; Subsidiaries.  (a)  Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to the Company’s Subsidiaries, where the failure to be so organized, existing or in good standing or to have such power, authority and governmental authorizations and approvals would not have a Company Material Adverse Effect and (ii) with respect to the Company, where the failure to have such governmental authorizations and approvals would not have a Company Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b)           A true and complete list of the Material Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Material Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Material Subsidiary owned by the Company, and each of its other Subsidiaries is set forth in Section 4.01(b) of the Company Disclosure Schedule.

Section 4.02  Certificate of Incorporation and Bylaws.  The Company has made available to Parent, prior to the execution of this Agreement, a complete and correct copy of the Company’s certificate of incorporation and bylaws and the equivalent organizational documents of each Material Subsidiary, in each case, as amended to the date of this Agreement.  Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Material Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03  Capitalization.  (a)  The authorized capital stock of the Company consists of (i) 150,000,000 Shares and (ii) 150,000 shares of Company Preferred Stock.  As of April 25, 2011, (x) 118,756,463 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (y) an additional 20,612 Shares are issued and held in the treasury of the Company and (z) 726,662 Shares are reserved for future issuance pursuant to the Company Stock Plans, of which 59,162 Shares are subject to outstanding Company Restricted Stock Awards and 667,500 Shares are subject to outstanding Company Stock Options.  As of April 25, 2011, no shares of Company Preferred Stock are issued and outstanding.  Except as set forth in this Section 4.03, there are no issued, reserved for issuance or outstanding shares of capital stock, voting securities or other equity interests of the Company.  Except as set forth in this Section 4.03, there are no options, calls, warrants, convertible debt, other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by the Company or any of its Subsidiaries relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by the Company or any of its Subsidiaries.   All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.  All Company Stock Options and Company Restricted Stock Awards are evidenced by stock option agreements, restricted stock agreements or other award agreements, in each case, in the forms made available to Parent by the Company, and no stock option agreement, restricted stock agreement or other award agreement contains terms that are inconsistent with such forms.  After the Closing, no holder of a Company Stock Option or Company Restricted Stock Award (or former holder of a Company Stock Option or Company Restricted Stock Award) or any current or former participant in the Company Stock Plans or any other Plan shall have the right thereunder to acquire any capital stock of Parent, the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests).

(b)           Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, and each such share or interest is owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances.  Except for the capital stock of, or other equity interest in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(c)           As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.  Neither the Company nor any of its Subsidiaries is a party to any voting contract with respect to the voting of any such securities.

Section 4.04  Authority Relative to This Agreement; Vote Required.  (a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)           The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting.

(c)           The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval.

Section 4.05  No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Material Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract, Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii) of this Section 4.05(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of Blue Sky Laws, any filings required to be made with the SIX, the pre-merger notification requirements of the HSR Act, the requirements of the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06  Permits; Compliance.  (a)  Each of the Company and each of its Subsidiaries (i) as of the date of this Agreement, has in effect all material Company Permits and (ii) as of the Closing Date, will hold in effect all Company Permits, except, in the case of this clause (ii), where the failure to possess any of the Company Permits would not have a Company Material Adverse Effect.  As of the date of this Agreement, no suspension or cancellation of any of the material Company Permits is pending or, to the knowledge of the Company, threatened in writing.  As of the Closing Date, no suspension or cancellation of any of the Company Permits will be pending or, to the knowledge of the Company, threatened in writing, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.  Since January 1, 2009, neither the Company nor any of its Subsidiaries is or has been in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

(b)           The Company and its Subsidiaries have complied in all material respects with (i) the Settlement Agreement, entered into on September 27, 2010, among the United States of America, the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”), the United States Department of Defense TRICARE Management Activity, the United States Department of Veterans Affairs, the Company and Norian Corporation, (ii) the Corporate Integrity Agreement, entered into on September 23, 2010, between the OIG and the Company and (iii) the Assurance of Voluntary Compliance, entered into on May 1, 2009, between the Company and the State of New Jersey, by the Attorney General of the State of New Jersey and the New Jersey Division of Consumer Affairs.  The Company and its Subsidiaries have complied with the Divestiture Agreement, entered into on September 23, 2010, among the OIG, the Company and Norian Corporation; provided, however, that the Company and its Subsidiaries may complete the Divesture (as defined in such Divesture Agreement) by a date later than May 24, 2011, so long as (x) the OIG grants an extension pursuant to the terms and conditions of such Divesture Agreement, (y) such extension does not, and would not reasonably be expected to, result in or give rise to any adverse consequence to Parent, the Company or any of their respective Subsidiaries (other than a de minimis monetary fine, penalty or payment imposed on the Company in connection with the granting of any such extension) and (z) the Divestiture is completed by the Closing Date.

Section 4.07  Financial Statements.  (a)  True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended on such dates (collectively, and including the notes thereto, the “Financial Statements”) have been delivered to Parent.

(b)           The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein and (iii) were prepared in accordance with GAAP on a consistent basis throughout the periods indicated.

(c)           The Company and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d)           Except as disclosed, reflected or reserved against in the Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would have a Company Material Adverse Effect.

Section 4.08  Absence of Certain Changes or Events.  Since December 31, 2010, there has not been any Company Material Adverse Effect.  From December 31, 2010 to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09  Absence of Litigation.  (a)  As of the date of this Agreement, there is no Action that is material to the Company and its Subsidiaries, taken as a whole, pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority.  As of the Closing Date, there will be no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that would have a Company Material Adverse Effect as defined in clause (a) of such definition.

(b)           As of the date of this Agreement, neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any of its Subsidiaries, is subject to any continuing Order of, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, in each case, that is material to the Company and its Subsidiaries, taken as a whole.  As of the Closing Date, neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any of its Subsidiaries, will be subject to any continuing Order of, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, in each case that would have a Company Material Adverse Effect.

Section 4.10  Employee Benefit Plans.  (a)  Section 4.10(a) of the Company Disclosure Schedule lists all material Plans.  For purposes of this Agreement, “Plans” means (i) all compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (A) to which the Company or any of its Subsidiaries is a party, (B) with respect to which the Company or any of its Subsidiaries has any obligation (actual or contingent) or (C) that are maintained, contributed to or sponsored, or required to be maintained, contributed to or sponsored, by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider, and (ii) all contracts, arrangements or understandings between the Company or any of its Subsidiaries and any current or former Service Provider that provide for employment, consultancy, compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits arising from or related to the Transactions, to any current or former Service Provider.  Section 4.10(a) of the Company Disclosure Schedule also separately lists all employee benefit plans for which the Company or any of its Subsidiaries could incur liability under Section 4069 or 4212(c) of ERISA.  To the extent applicable, with respect to each Plan listed on Section 4.10(a) of the Company Disclosure Schedule applicable to current or former Service Providers in a Major Market Country, correct and complete copies of the following have been delivered or made available to Parent by the Company:  (v) all Plan documents (including all amendments and attachments thereto), or written summaries of any Plan not in writing; (w) all related trust documents, insurance contracts or other funding arrangements and the two most recent actuarial reports; (x) the two most recent annual reports (Form 5500) or similar reports filed with the IRS or other applicable Governmental Authority; (y) the most recent determination letter from the IRS or other applicable Governmental Authority; and (z) the most recent summary plan description and any summary of material modification thereto.  To the extent applicable, with respect to each Plan listed on Section 4.10(a) of the Company Disclosure Schedule applicable to current or former Service Providers not in a Major Market Country, as soon as practicable after the date of this Agreement and in no event later than 30 days following the date of this Agreement, correct and complete copies of each of the items set forth in (v), (w), (x), (y) and (z) above, to the extent applicable, shall have been delivered or made available to Parent by the Company.

(b)           Except as would not have a Company Material Adverse Effect, (i) each document prepared in connection with a Plan complies with applicable Law and each Plan has been operated and funded in accordance with its terms, applicable Law and the terms of all collective bargaining agreements or similar contracts, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened in writing with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, there are not any facts that would be reasonably expected to give rise to any liability in the event of any such Action.

(c)           For each Plan that is intended to be qualified under Section 401(a) of the Code, the Company has (i) received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Plan or (ii) filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle applicable to such Plan.

(d)           Neither the Company nor any of its Subsidiaries has incurred any liability (actual or contingent) under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course) and no fact or event exists that could result in the incurrence by the Company or any of its Subsidiaries of such liability, except as would not have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(e)           With respect to each Plan, except as would not have a Company Material Adverse Effect, (i) there have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) none of the Company, any of its Subsidiaries or any of their respective employees or, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Plan or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(f)           Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any current or former Service Provider following, or in connection with, the Transactions):  (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans.

(g)           Other than payments or benefits that may be made to the Persons listed in Section 4.10(g) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution of this Agreement or the consummation of the Transactions (alone or in connection with the termination of employment or service of any individual following, or in connection with, the Transactions) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Plan or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.  The Company has made available to Parent with respect to those employees listed in Section 4.10(g) of the Company Disclosure Schedule the following information: (i) the grant dates, exercise prices (if applicable) and vesting schedules applicable to each Company Option and each Company Restricted Stock Award, (ii) the estimated maximum payout amounts for such individuals under any agreement or arrangement in place as of the date of this Agreement pursuant to which such individual is entitled to a payment that is contingent on a change in control, and (iii) the Form W-2s for each such individual for each of the years 2006 through 2010, or in the case of employees who were hired after January 1, 2006, for all years between 2006 and 2010 for which they received a Form W-2 from the Company.

(h)           Section 4.10(h) of the Company Disclosure Schedule discloses whether each Plan applicable to current or former Service Providers in a Major Market Country that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (each, a “Company Welfare Plan”) is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.  Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to Parent or any of its Subsidiaries at any time after the Effective Time.  Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).

(i)           In addition to the foregoing, with respect to each Non-U.S. Benefit Plan:

(i)               all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter, except as would not have a Company Material Adverse Effect;

(ii)              each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, except as would not have a Company Material Adverse Effect; and

(iii)             each Non-U.S. Benefit Plan is fully funded and in compliance with applicable funding requirements.

Section 4.11  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar contract applicable to any current or former Service Provider.  From January 1, 2009 through the date of this Agreement, there have not been and there are no material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider or, to the knowledge of the Company, there are no such material labor disputes or work stoppages or campaigns, petitions or other activities threatened.  As of the Closing Date, there will not be any labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider or, to the knowledge of the Company, there will not be any such labor disputes or work stoppages or campaigns, petitions or other activities threatened, in each case, that that would have a Company Material Adverse Effect.  Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries are currently in compliance with all Laws related to the employment of labor, including those related to wages, hours, classification, immigration, health, safety and collective bargaining.  Except as would not result in a material liability to the Company, no current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any Plan.  To the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions shall trigger any consultation or similar obligations of the Company or any of its Subsidiaries with any work council or similar body required by applicable Law.

Section 4.12  Real Property; Title to Assets.  Except as would not have a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets owned or leased by it necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Liens; and (b) no uncured default exists by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any landlord, with respect to any of the leases or subleases to which it is a party and under which it is in occupancy and, to the knowledge of the Company, no event has occurred or condition exists which, with the giving of notice or lapse of time or both, would constitute such default.

Section 4.13  Intellectual Property.  (a)  Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all Registered Company Intellectual Property that is owned by the Company or a Subsidiary of the Company and that is material to the Company and its Subsidiaries, taken as a whole, specifying in respect of each such item, as applicable:  (i) the owner of the item; (ii) the jurisdiction in which the item is registered or in which any application for registration has been filed; (iii) the respective registration, publication or application number of the item; and (iv) the date of application, publication or registration of the item.  All Registered Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, is owned by the Company or a Subsidiary of the Company free and clear of all Encumbrances or licensed to the Company or a Subsidiary of the Company.

(b)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries has in the past six years infringed or is infringing (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or of their respective Intellectual Property) the valid and enforceable rights of any Person’s Intellectual Property.  No written claim is pending nor, to the knowledge of the Company, has a Person threatened the Company or any of its Subsidiaries (i) concerning the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries has in the past six years infringed or is infringing any Intellectual Property rights of any Person.  For purposes of this Section 4.13(b), (x) any written claim that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company shall be deemed to be “threatened” rather than “pending” and (y) “knowledge of the Company” shall mean the actual knowledge of the individuals listed in Section 4.13(b) of the Company Disclosure Schedule.

(c)           The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other Transactions and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any Company Intellectual Property that would have a Company Material Adverse Effect.

(d)           All material Registered Company Intellectual Property that is owned by the Company or any of its Subsidiaries has been duly registered or filed with or issued by each appropriate Governmental Authority, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance and renewal fees have been timely paid to continue all such rights in effect, other than immaterial failures to be duly registered, filed, issued or paid.  None of the material patents required to be listed in Section 4.13(a) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Authority.  There are no ongoing interferences, oppositions, cancellations, reissues, reexaminations or other proceedings challenging any of the material Registered Company Intellectual Property owned by the Company or any of its Subsidiaries (or, to the knowledge of the Company, challenging any such material Registered Company Intellectual Property licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent or trademark office or similar administrative agency.

(e)           The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights (including the confidence of trade secrets) in all material Company Intellectual Property owned by the Company or any of its Subsidiaries.  All Persons who have created or invented material Company Intellectual Property that is owned by the Company or any of its Subsidiaries have assigned all of their rights, title and interest therein to the Company or any of its Subsidiaries.

(f)           All obligations for payment of monies due and payable by or to the Company or any of its Subsidiaries in connection with any option, right, license or interest relating to Intellectual Property (i) granted to the Company or any of its Subsidiaries or (ii) granted by the Company or any of its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner, except as would not have a Company Material Adverse Effect.

(g)           The representations and warranties contained in this Section 4.13 are the only representations and warranties being made by the Company in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

Section 4.14  Taxes.  (a)  All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete in all material respects.

(b)           All material Taxes of the Company and its Subsidiaries have been timely paid or, in the case of Taxes not yet due or which are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the Financial Statements.  There are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable, and Tax liens being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, in accordance with GAAP, on the Financial Statements.

(c)           Each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d)           Section 4.14(d) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of each United States federal and state income Tax Return of the Company and its Subsidiaries for which a waiver of the relevant statute of limitations is outstanding.  Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there has been no request by a Governmental Authority to execute such a waiver or extension.  No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress.  No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e)           Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f)           Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(g)           Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement, (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement or (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was the Company).

(h)           Section 4.14(h) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions in which the Company or any of its Subsidiaries owns or leases any material interest in real property.

(i)           Section 4.14(i) of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions in which the Company or any of its Subsidiaries files any material Tax Returns.

(j)           As of the date of this Agreement, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(k)           The Company and each of its Subsidiaries have disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code and have properly prepared all applicable documentation described in Section 6662(e)(3) of the Code and the regulations thereunder.

(l)           Neither the Company nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(m)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any:  (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method or open transaction method of accounting; (iv) deferral of cancellation of indebtedness income pursuant to Section 108(i) of the Code; or (v) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

(n)           The Company has made available to Parent all U.S. transfer pricing studies for taxable periods beginning after December 31, 2006, regarding the transfer pricing methodology of the Company and its Subsidiaries for purposes of Section 482 of the Code (or similar provision of state, local or foreign Law).

Section 4.15  Environmental Matters.  Except as would not have a Company Material Adverse Effect, (a) none of the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of its current or former Subsidiaries has any liability for any off-site contamination by or disposal of Hazardous Substances; (d) none of the Company or any of its current or former Subsidiaries has any liability under any Environmental Law (including pending or threatened liens, including with respect to exposure to Hazardous Substances and including with respect to any liabilities it has assumed or retained); (e) each of the Company and its Subsidiaries has all Environmental Permits necessary for their respective operations; and (f) each of the Company and its Subsidiaries is in compliance with its Environmental Permits.

Section 4.16  Material Contracts.  (a)  Section 4.16(a) of the Company Disclosure Schedule contains a complete list of the following types of contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (such contracts, whether or not set forth on Section 4.16 of the Company Disclosure Schedule and including any contract entered into after the date hereof in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.16 of the Company Disclosure Schedule if it had been entered into as of the date of this Agreement, the “Material Contracts”):

(i)               all joint venture contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(ii)              all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries and requiring payments by the Company in any fiscal year in excess of $500,000.00 (or its equivalent in another currency);

(iii)             all contracts relating to Indebtedness (including commitments to provide Indebtedness) of the Company or any of its Subsidiaries in excess of $5,000,000.00 (or its equivalent in another currency);

(iv)             all contracts (A) that limit, or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than the Company and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment (for purposes of this Section 4.16(a)(iv)(A) only and without any change to the definition of “Material Contracts”, except agreements entered into in the ordinary course of business with the Company’s distributors) and (B) that limit, or purport to limit, in any respect, the ability of any of the Company’s Affiliates (other than the Company’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment;

(v)              all material Company IP Agreements, except for shrink-wrap or click-wrap licenses for off the shelf computer software;

(vi)             each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, except for contracts providing for indemnification or reimbursement of expenses for officers or directors of the Company or any of its Subsidiaries;

(vii)            all contracts that are material to the Company and its Subsidiaries, take as a whole, and that relate to the sale, supply, licensing, co-promotion, marketing or manufacturing of (A) any products or services of the Company or any of its Subsidiaries or (B) any products of a third party licensed by the Company or any of its Subsidiaries;

(viii)           all contracts relating to research or development, clinical studies to gather safety and effectiveness data about a medical device to support a “premarket application” or “premarket notification” pursuant to 21 CFR 807, Subpart E, 21 CFR 814 and 21 CFR 812, or with any distributor of (A) any products or services of the Company or any of its Subsidiaries or (B) any products of a third party licensed by the Company or any of its Subsidiaries; and

(ix)              all contracts that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case in favor of any Person other than the Company or any of its Subsidiaries.

(b)           Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms against the Company or such Subsidiaries and, to the knowledge of the Company, the other parties thereto, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, the action or inaction of any third party, that with notice or lapse of time or both would constitute a material breach or violation of, or default under, any Material Contract and (iii) as of the Closing Date, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract that is uncured or unresolved as of the Closing Date.  As of the date of this Agreement, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any Material Contract that remains uncured or unresolved.

Section 4.17  Insurance.  Section 4.17 of the Company Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company or any of its Material Subsidiaries (or their respective assets or business) with policy periods in effect as of the date of this Agreement, and the Company has heretofore provided or made available to Parent a complete and accurate copy of all such policies.  Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect.  Neither the Company nor any of its Material Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default under, or permit termination or modification of, any such insurance policy.  The Company or its relevant Material Subsidiary has paid all premiums under each such insurance policy, and, as of the date of this Agreement, no written notice of cancellation has been received by the Company under any such insurance policy.

Section 4.18  SIX Filings.  Since January 1, 2009, the Company has complied in all material respects with the relevant rules, regulations, directives, circulars, forms, schemes, requests and other requirements of the SIX (collectively, the “SIX Rules”).  The Company has (a) made all publications, announcements and other notifications required to be made by it under the SIX Rules and (b) filed all forms, reports, statements, schedules and other information required to be filed by it with the SIX, in each case, since January 1, 2009 (collectively, the “Company SIX Notifications and Filings”).  The Company SIX Notifications and Filings (i) at the time they were made or filed, as applicable, and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of Switzerland Law and the SIX Rules and (ii) did not, at the time they were made or filed, as applicable, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no material unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX regarding the Company or the listing of its Shares on the SIX.  As of the Closing Date, there will not be any unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX regarding the Company or the listing of its Shares on the SIX) that would have a Company Material Adverse Effect.  To the knowledge of the Company, as of the date of this Agreement, there are no unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX with respect to current or former Service Providers.  As of the Closing Date, there will not be any unresolved, pending or, to the knowledge of the Company, threatened proceedings, requests or inquiries of, or investigations by, the SIX with respect to current or former Service Providers that would have a Company Material Adverse Effect.

Section 4.19  Opinion of Financial Advisor.  The Company Board has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock (other than the holders entering into the Voting Agreement and their respective affiliates) is fair, from a financial point of view, to such holders.  A signed copy of such opinion will be delivered to Parent, solely for informational purposes, after receipt thereof by the Company Board.

Section 4.20  Brokers.  No broker, finder, financial advisor or investment banker (other than Credit Suisse Securities (USA) LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent complete and accurate copies of all contracts under which any such fees or commissions are payable and all indemnification and other contracts related to the engagement of the Persons to whom such fees are payable.  The fees and expenses of all accountants, brokers, financial advisors, investments bankers (including Credit Suisse Securities (USA) LLC), legal counsel and other Persons retained by the Company or any of its Subsidiaries incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.20 of the Company Disclosure Schedule.

Section 4.21  Regulatory Compliance.  (a)  As to each product subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by the Company or any of its Subsidiaries (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals, except for failures in compliance that would not have a Company Material Adverse Effect.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device of any Law.  As of the Closing Date, neither the Company nor any of its Subsidiaries has received any written notice or anticipates any receipt, notice or other communication from the FDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any violation applicable to any Medical Device of any Law, in the case of (i) and (ii), that are uncured or unresolved as of the Closing Date and that would have a Company Material Adverse Effect.

(b)           (i) From January 1, 2009 to the date of this Agreement, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) and (ii) as of the date of this Agreement, none of the actions described in the immediately preceding clause (i) is under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device.  As of the Closing Date, (x) no Medical Device will be the subject of any recall, withdrawal, suspension, seizure or discontinuance (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), where such recall, withdrawal, suspension, seizure or discontinuance would have a Company Material Adverse Effect and (y) none of the actions described in, and that would have the effect described in, the immediately preceding clause (x) will be under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device.  To the Company’s knowledge, there is no proceeding against the Company or any of its Subsidiaries or any licensee of any Medical Devices (whether completed or pending) in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, which would have a Company Material Adverse Effect.

(c)           As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with Sec. 510 of the FDCA (21 U.S.C. § 360) and Sec. 515 of the FDCA (21 U.S.C. § 360e) and 21 C.F.R. Parts 812 and 814, respectively, and all other Regulatory Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which would not have a Company Material Adverse Effect.  In addition, the Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for any such failures to be in compliance which would not have a Company Material Adverse Effect.

(d)           No article of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws), except for failures to be in compliance with the foregoing that would not have a Company Material Adverse Effect.

(e)           Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy under any other Regulatory Law.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or any other Regulatory Law or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Regulatory Law.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

(f)           Since January 1, 2009 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval or request the recall of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged.  As of the Closing Date, neither the Company nor any of its Subsidiaries will have received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval or request the recall of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, in each case where such action would have a Company Material Adverse Effect.

(g)           To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA or any other Regulator Law, (ii) the Social Security Act or any similar Law in any foreign jurisdiction or (iii) regulations of the OIG or any similar Law in any foreign jurisdiction, in each case that would have a Company Material Adverse Effect.

Section 4.22  Foreign Corrupt Practices Act.  (a)  None of the Company, any of its Subsidiaries, any of their respective officers or employees, and, to the knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of any Law (including the United States Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the United States Foreign Corrupt Practices Act).  There are no internal investigations and, to the knowledge of the Company, no pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.22(a).  To the knowledge of the Company, (x) none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and (y) there are no familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b)           The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act.  As of the date of this Agreement, no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.  As of the Closing Date, no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws will be pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, will any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws be pending or threatened, in each case, except for those that are uncured or unresolved as of the Closing Date and that would not have a Company Material Adverse Effect.

(c)           As of the date of this Agreement, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened.  As of the Closing Date, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) will be subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions will be pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, will any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions be pending or threatened, in each case, except as would not have a Company Material Adverse Effect.

Section 4.23  Rights Agreement; State Takeover Statutes.  (a)  The Company is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b)           The Company Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other Transactions, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions.  To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other Transactions.

(c)           To the knowledge of the Company, no foreign takeover statute or other foreign Law relating to, or that imposes conditions or restrictions on, the consummation of business combinations, acquisitions or similar corporate transactions (other than applicable antitrust, competition, fair trade or similar Laws), including under the laws of Switzerland or the SIX Rules, applies to this Agreement, the Merger or the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as disclosed in the Parent SEC Reports filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Reports”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to possess such governmental approvals would not have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.02  Certificate of Incorporation and Bylaws.  Parent has made available to the Company, prior to the execution of this Agreement, a complete and correct copy of the certificate of incorporation and bylaws of Parent and of Merger Sub, each as amended to the date of this Agreement.  Such certificates of incorporation and bylaws are in full force and effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 5.03  Capitalization.  (a)  The authorized capital stock of Parent consists of (i) 4,320,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of preferred stock, no par value.  As of April 25, 2011, (w) 3,119,842,548 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non assessable, (x) 380,376,252 shares of Parent Common Stock are held in the treasury of Parent (of which 1,916,404 shares of Parent Common Stock are held by Subsidiaries of Parent), (y) 230,835,749 shares of Parent Common Stock are subject to outstanding equity-based awards granted pursuant to Parent’s stock incentive plans and (z) there are no outstanding shares of preferred stock.  Except as set forth in this Section 5.03 and except for stock options granted pursuant to the stock option plans of Parent and shares of Parent Common Stock issuable upon conversion of outstanding convertible debt of Alza Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, there are no options, calls, warrants, convertible debt or other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by Parent or Merger Sub relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue, deliver or sell any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Parent or Merger Sub.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b)           The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.  Each outstanding share of capital stock of Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c)           The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.04 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s certificate of incorporation or bylaws or other equivalent organizational documents or any agreement to which Parent is a party or is bound, (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) will be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.04  Authority Relative to This Agreement; No Vote Required.  (a)  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)           No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

Section 5.05  No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of either Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract, Parent Permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii) of this Section 5.05(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, any filings required to be made with the NYSE, the HSR Act, the requirements of the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

Section 5.06  Financing.  Parent has and will as of the Closing have, and will make available to Merger Sub, sufficient funds to permit Merger Sub to consummate the Merger.

Section 5.07  SEC Filings; Financial Statements; Absence of Changes.  (a)  Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “Parent SEC Reports”).  The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no material unresolved, pending or, to the knowledge of Parent, threatened proceedings, requests or inquiries of, or investigations by the SEC with respect to the Parent SEC Reports.  As of the Closing Date, there will not be any outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports that would have a Parent Material Adverse Effect.  To the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened regarding any accounting practices of Parent or any of its Subsidiaries.  As of the Closing Date, none of the Parent SEC Reports will be the subject of ongoing SEC review and there will not be any inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or, to the knowledge of Parent, threatened regarding any accounting practices of Parent or any of its Subsidiaries, in each case, except as would not have a Parent Material Adverse Effect.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

(c)           Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(d)           Except as disclosed, reflected or reserved against in the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Filed Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would have a Parent Material Adverse Effect.

(e)           Since December 31, 2009, (i) there has not been any Parent Material Adverse Effect and (ii) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

Section 5.08  Absence of Litigation.  There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that would have a Parent Material Adverse Effect (as defined in clause (a) of such definition).  Neither Parent nor any of its Subsidiaries, nor any material property or asset of Parent or any of its Subsidiaries, is subject to any continuing Order of, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, in each case that would have a Parent Material Adverse Effect (as defined in clause (a) of such definition).

Section 5.09  Operations of Merger Sub.  Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.10  Ownership of Company Common Stock.  None of Parent, Merger Sub or any direct or indirect Subsidiary of Parent owns any shares of Company Common Stock.

Section 5.11  Brokers.  No broker, finder, financial advisor or investment banker (other than Goldman Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by the Company Pending the Merger.  (a)  The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as contemplated or permitted by any other provision of this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall in all material respects be conducted only in, and the Company and its Subsidiaries shall not take any action except, in all material respects, in the ordinary course of business and in a manner consistent in all material respects with past practice, and the Company shall (and shall cause each of its Subsidiaries to) use commercially reasonable efforts to preserve substantially intact their business organization and maintain and preserve intact their current relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

(b)           By way of amplification and not limitation, except as set forth in Section 6.01(b) of the Company Disclosure Schedule, as contemplated or permitted by any other provision of this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following:

(i)               amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)               issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance on, or permit an Encumbrance to exist on, any shares of any class of capital stock of the Company or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iii)             (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on, or permit an Encumbrance to exist on, any properties or other assets or any interests therein of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, except for sales of inventory and used equipment in the ordinary course of business and in a manner consistent with past practice;

(iv)             declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(v)              adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(vi)             (A) acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof; (B) except for borrowings under the Company’s existing credit facility as in effect on the date of this Agreement, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except to employees in the ordinary course of business and in a manner consistent with past practice or to the Company or any wholly owned Subsidiary of the Company; or (C) authorize or make any commitments with respect to any capital expenditures in excess of the aggregate amount set forth in the budget of the Company for the calendar year 2011, set forth in Section 6.01(b)(vi) of the Company Disclosure Schedule;

(vii)            modify in any material respect any accounting policies or procedures, other than as required by GAAP or Law;

(viii)           (A) except as required by applicable Law, make any change (or file any such change) in any material method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes; (D) file any amended Tax Return; (E) file any claim for refund of a material amount of Taxes; (F) enter into any closing agreement relating to a material amount of Taxes; or (G) waive or extend the statute of limitations in respect of material Taxes, in each case outside of the ordinary course of business and, to the extent applicable, in a manner consistent with past practice;

(ix)              (A) abandon, disclaim, dedicate to the public, sell, transfer, assign or grant any security interest in, to or under any material Company Intellectual Property or material Company IP Agreement; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property; (C) disclose or allow to be disclosed any material confidential information to any Person, other than to Persons that are subject to a customary confidentiality or non-disclosure covenant protecting against further disclosure thereof; or (D) adversely amend or modify any rights to any material Company Intellectual Property in any material respect;

(x)               except as required to ensure that any Plan is not then out of compliance with applicable Law or the terms of such Plan on the date hereof, (A) adopt, enter into, terminate or amend any collective bargaining agreement or similar contract or any Plan; (B) other than periodic base salary raises in the ordinary course of business and in a manner consistent with past practice or in connection with ordinary course promotions for employees below the level of Vice President, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former Service Provider; (D) grant any awards (including grants of any stock or stock-based awards or the removal of existing restrictions in any Plans or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder; or (G) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Plan or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined;

(xi)              except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) that are material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Financial Statements (or the notes thereto) of the Company (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and in a manner consistent with past practice; (B) cancel any material Indebtedness; or (C) waive or assign any claims or rights of material value;

(xii)             (A) enter into, (B) terminate or cancel, except when it may be commercially reasonable to do so (so long as the Company consults in advance with the Company and in good faith takes Parent’s views into account with respect to any contract set forth under clauses (v), (vii) or (viii) in Section 4.16 of the Company Disclosure Schedule), (C) fail to exercise a right to renew on terms commercially reasonable to the Company, or (D) modify or amend in any material respect, any Material Contract;

(xiii)            enter into, modify, amend or terminate any contract, or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would (A) reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or (B) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xiv)           enter into any contract that is material to the Company and its Subsidiaries, taken as a whole, to the extent consummation of the transactions contemplated by this Agreement would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such contract;

(xv)            authorize, apply for, or cause to be approved, the listing of Shares on any stock exchange (other than SIX); or

(xvi)           authorize or agree to do any of the foregoing.

Section 6.02  Conduct of Business by Parent Pending the Merger.  Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (a) as contemplated or permitted by any other provision of this Agreement or (b) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not do any of the following:

(i)               amend or otherwise change its certificate of incorporation or bylaws, except for any amendments or changes that would not (x) materially delay, materially impede or prevent the consummation of the Transactions and (y) adversely affect the stockholders of the Company in any material respect differently than the stockholders of Parent;

(ii)              declare, set aside, make or pay any extraordinary or special dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii)             (A) acquire or merge with any business, Person or division thereof, or enter into any joint venture, within the orthopedics market, if the entering into of a definitive agreement relating to such acquisition, merger or joint venture or the consummation of such acquisition, merger or joint venture would be reasonably likely to materially delay, materially impede or prevent the consummation of the Transactions (including the satisfaction of the conditions set forth in Section 8.01(d) and 8.02(d)); or (B) acquire or merge with any business, Person or division thereof, if the entering into of a definitive agreement relating to such acquisition or merger or the consummation of such acquisition or merger would be reasonably likely to materially delay the effectiveness of the Registration Statement; or

(iv)             authorize or agree to do any of, the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Registration Statement; Proxy Statement.  (a)  As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and shall prepare (i) a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and (ii) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger.  Parent shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions.  Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.  As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

(b)           No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon.  Parent will advise the Company promptly after receiving oral or written notice of (i) the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger, or (iv) any oral or written request by the SEC for amendment of the Registration Statement or SEC comments thereon or requests by the SEC for additional information.  Parent shall promptly provide the Company with copies of any written communication from the SEC and the Company shall cooperate with Parent’s preparation of appropriate responses thereto (and Parent will provide the Company with copies of any such responses given to the SEC) and modifications to the Registration Statement as shall be reasonably appropriate.

(c)           Parent represents and warrants to the Company that the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any information relating to Parent or Merger Sub, or their respective Affiliates or Representatives, shall be discovered by Parent or the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.  All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act.

(d)           The Company represents and warrants to Parent that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement  and the Proxy Statement shall not at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (iii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any information relating to the Company or any of its Subsidiaries, or their respective Affiliates or Representatives, shall be discovered by the Company or Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 7.02  Company Stockholders’ Meeting.  Subject to Section 7.03(d), the Company shall (a) take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the Company Stockholder Approval and (b) solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval.  Subject to Section 7.03(d), the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to clause (a) of the first sentence of this Section 7.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or any Change in the Company Recommendation.

Section 7.03  No Solicitation of Transactions.  (a)  The Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any other action to facilitate or knowingly encourage any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into any Competing Transaction Agreement, (v) take any action to approve a third party becoming an “interested stockholder”, or to approve any transaction, for purposes of Section 203 of the DGCL or (vi) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.03(a) by the Company.  The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b)           The Company shall promptly advise Parent orally and in writing of any Competing Proposal or any bona fide inquiry relating to or that could reasonably be expected to lead to any Competing Proposal, the financial and other material terms and conditions of any such Competing Proposal or bona fide inquiry (including any changes thereto) and the identity of the Person making any such Competing Proposal or bona fide inquiry.  The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Competing Proposal or bona fide inquiry and (ii) provide to Parent, as soon as reasonably practicable after receipt or delivery thereof, with copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal or bona fide inquiry exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Proposal or bona fide inquiry (or its Representatives), on the other hand.

(c)           Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company may, subject to compliance with Section 7.03(b), furnish information to, and enter into discussions with, a Person who has made, after the date hereof, an unsolicited, written, bona fide Competing Proposal so long as such Competing Proposal did not result from a breach of this Section 7.03 and, prior to furnishing such information and entering into such discussions, the Company Board has (i) reasonably determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that (A) such Competing Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law, (ii) provided all such information to Parent (or provides such information to Parent substantially concurrent with the time it is provided to such Person), and (iii) obtained from such Person an Acceptable Confidentiality Agreement.

(d)           Except as set forth in this Section 7.03(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify, modify or amend, or propose publicly to withdraw, qualify, modify or amend, the Company Recommendation or (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing Proposal or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the Company Recommendation”).  Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval and subject to compliance with Section 7.03(b), the Company Board determines in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that the failure of the Company Board to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company and its stockholders under applicable Law, then the Company Board may make a Change in the Company Recommendation; provided, however, that no Change in the Company Recommendation may be made that relates to a Competing Proposal unless such Competing Proposal constitutes a Superior Proposal; provided further that the Company shall not be entitled to exercise its right to make a Change in the Company Recommendation until after the fifth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in the Company Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new notice period, which shall be a two Business Day period).  The Company agrees that, during the applicable five or two Business Day notice period prior to the Company Board making a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.  In determining whether to make a Change in the Company Recommendation, the Company Board shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(e)           Any disclosure that the Company Board is required to make under applicable Law will not constitute a violation of this Section 7.03; provided, however, that neither the Company Board nor any committee thereof shall make a Change in the Company Recommendation in connection with such disclosure.

Section 7.04  Access to Information; Confidentiality.  (a)  Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access at reasonable times upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law or Order at the Effective Time); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law or Order at the Effective Time); provided, however, that the Company shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

(b)           Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Parent shall, and shall cause its Subsidiaries to, provide to the Company and the Company’s Representatives access at reasonable times upon prior notice to Parent’s personnel and records (i) on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 8.03 are satisfied.

(c)           All information obtained by the parties hereto pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement and the Parent Confidentiality Agreement.

(d)           No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05  Employee Benefits Matters.  From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company.  For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to (in which case the Surviving Corporation and its Subsidiaries shall), provide the employees of the Company or its Subsidiaries who continue to be employed by the Company or the Surviving Corporation after the Closing Date (collectively, the “Affected Employees”) with a base salary or wage rate, bonus opportunity (other than with respect to any participant in the Company’s Global Executive Incentive Compensation Plan as of the Closing Date) and a level of employee benefit plans and arrangements (excluding any equity-based compensation, defined benefit pension or post-employment health or post-employment welfare benefits) that are no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Closing Date, and with respect to participants in the Company’s Global Executive Incentive Compensation Plan as of the Closing Date, a bonus opportunity that is no less favorable in the aggregate than that provided to similarly situated employees of Parent.  Affected Employees shall receive credit (a) for purposes of vesting under Parent’s defined benefit pension plan, (b) for purposes of eligibility and calculation of benefits for vacation and paid time off under Parent’s vacation and paid time off programs, (c) for purposes of eligibility under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (d) for purposes of eligibility and vesting under Parent’s 401(k) plan and (e) unless covered under another arrangement with or of the Company, for purposes of eligibility, vesting and calculation of benefits under Parent’s severance plan (in the case of each of clauses (a), (b), (c), (d) and (e), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of benefit accrual under any of the foregoing employee benefit plans of Parent and not for purposes of eligibility, vesting or benefit accrual under any other employee benefit plan of Parent.  Parent shall enroll the Affected Employees in the severance plans of Parent, or a Subsidiary of Parent, at the same level of benefits as similarly situated employees of Parent, except to the extent, and for so long as, an Affected Employee is covered by another arrangement.  In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.  This Section 7.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.05, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.05.  Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company, its Subsidiaries or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

Section 7.06  Directors’ and Officers’ Indemnification and Insurance.  (a)  Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation and bylaws of the Company or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 7.06 and pursuant to the terms of the certificate of incorporation or bylaws of the Company as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such certificate of incorporation or bylaws following the Effective Time (including in connection with the filing of the Certificate of Merger).

(b)           Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(b) an amount in excess of 300% of the last annual premium paid by the Company for such insurance; provided, further, that, if the amount necessary to procure such insurance coverage exceeds such maximum amount, Parent shall only be obligated to provide as much coverage as may be obtained for such maximum amount.

(c)           In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.06.

Section 7.07  Notification of Certain Matters.  (a)  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.08  Reasonable Best Efforts; Further Action.  (a)  Parent, Merger Sub and the Company shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable Laws to consummate and make effective the Transactions, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the Transactions and all parties hereto will cooperate fully with the other parties hereto in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and Orders.  Upon the terms and subject to the conditions of this Agreement, each party hereto agrees to make any appropriate filings, if necessary or advisable (in the opinion of Parent), pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws with respect to the Transactions as promptly as practicable and to supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws.  All antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act, the EU Merger Regulation and other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, as applicable.

(b)           The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.08(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder.  The Company shall use its reasonable best efforts to provide or cause to be provided promptly to Parent all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to these filings or in connection with any other review or investigation of the Transactions by a Governmental Authority.  The Company shall use its reasonable best efforts to provide or cause to be provided promptly all assistance and cooperation to allow Parent to prepare and submit any filings or submissions under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, including providing to Parent any information that Parent may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing.  Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances; provided, however, that, with respect to the jurisdictions referenced in Section 8.01(d), Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of obtaining antitrust or competition clearance in those jurisdictions and consult with the Company prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with Governmental Agencies in those jurisdictions.  The Company shall consult with Parent prior to taking any material substantive position with respect to the filings under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental Authority.  With respect to the jurisdictions referenced in Section 8.01(d), each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities in those jurisdictions with respect to such filings.  Each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws.  The parties to this Agreement shall, and shall cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)           Parent and the Company shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every legal impediment under any applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the Transactions as promptly as practicable, and in any event prior to the Outside Date, including, subject to the last sentence of this Section 7.08(c), proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their assets, properties or businesses, and the entrance into such other arrangements, as are necessary or reasonably advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions.  In addition, subject to the last sentence of this Section 7.08(c), Parent and the Company shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date; provided, however, that such litigation in no way limits the obligations of the parties to comply with their reasonable best efforts obligations under the terms of this Section 7.08.  Parent shall have the sole and exclusive right to direct and control any litigation, negotiation or other action, with counsel of its own choosing, and the Company agrees to cooperate with Parent with respect thereto; provided, however, that, with respect to the jurisdictions referenced in Section 8.01(d), Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of the defense of any such litigation and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or entering into any negotiations concerning such litigation.  Notwithstanding the foregoing or any other provision of this Agreement, (i) none of Parent and any of its Subsidiaries and Affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, of (each, a “Divestiture”), any assets or businesses of DePuy, Inc. or any of its Subsidiaries or of the Company or any of its Subsidiaries that, in the aggregate, are material relative to (A) DePuy, Inc. and its Subsidiaries, taken as a whole, or (B) the Company and its Subsidiaries, taken as a whole, and (ii) the Company, only at the direction of Parent (in connection with satisfying the foregoing obligations), shall agree to any Divestiture of any of its assets or the assets of any of its Subsidiaries or Affiliates so long as such Divestiture is conditioned on the consummation of the Merger.

(d)           With respect to the jurisdictions referenced in Section 8.01(d), Parent shall, to the extent practicable and permitted by the relevant Governmental Authority, give the Company (through its counsel) the opportunity to attend and participate in all substantive meetings, telephone calls or discussions in respect of any filings, investigation (including settlement of the investigation), litigation or other inquiry; provided that, Parent or its representatives may conduct such a meeting, telephone call or discussion without the Company or its representatives present if Parent determines in good faith, taking into account the relevant facts and circumstances at the time (including the nature of the jurisdiction and the relevant Governmental Authority in question), that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance by the Outside Date; and provided further that to the extent practicable, Parent shall consult with the Company in advance and consider in good faith the view of the Company in making any such determination.

(e)           Each party hereto shall and shall cause its respective Subsidiaries to respond as promptly as reasonably practicable and advisable to any inquiries or requests for information and documentary material received from any Governmental Authority in connection with any antitrust or competition matters related to this Agreement and the Transactions.  The Company and its Subsidiaries shall not, but Parent may if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s views into account) that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance by the Outside Date, extend any waiting period or agree to refile under the HSR Act, the EU Merger Regulation or any other applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Laws.

(f)           The Company and the Company Board shall use their reasonable best efforts to (i) ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other Transactions and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other Transactions, ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other Transactions.

Section 7.09  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.10  Consents of Accountants.  Parent and the Company will each use their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 7.11  Listing of Shares of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the Company shall cooperate with Parent to the extent reasonably necessary with respect to such listing.

Section 7.12  Public Announcements.  The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Parent and the Company.  Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that this Section 7.12 shall terminate upon a Change in the Company Recommendation; provided, further, that each of Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly or approved by Parent and the Company and do not reveal material, nonpublic information regarding the other party.

Section 7.13  Certain Tax Matters.  During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall: (a) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with, to the extent applicable, past practice, (b) pay all Taxes due and payable in respect of such Tax Returns, (c) accrue a reserve in the applicable books and financial statements in accordance with past practices for all Taxes payable for which no Tax Return is due prior to the Closing Date and (d) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (in each case with respect to Taxes) that becomes pending against or with respect to the Company or any of its Subsidiaries.  The Company shall deliver to Parent on or prior to the Closing Date a properly executed statement signed by the Company to the effect that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

Section 7.14  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 7.15  Other Actions.  (a)  The Company and its Subsidiaries shall comply in all material respects with the terms and conditions of (i) the Settlement Agreement, entered into on September 27, 2010, among the United States of America, the OIG, the United States Department of Defense TRICARE Management Activity, the United States Department of Veterans Affairs, the Company and Norian Corporation and (ii) the Corporate Integrity Agreement, entered into on September 23, 2010, between the OIG and the Company.

(b)           The Company and its Subsidiaries shall (i) comply with the terms and conditions of the Divestiture Agreement, entered into on September 23, 2010, among the OIG, the Company and Norian Corporation and (ii) complete the Divestiture (as defined in such Divestiture Agreement) by May 24, 2011; provided, however, that the Company and its Subsidiaries may complete the Divestiture by a later date (but in no event later than the Closing Date) if (x) the OIG grants an extension pursuant to the terms and conditions of such Divestiture Agreement and (y) such extension does not, and would not reasonably be expected to, result in or give rise to any adverse consequence to Parent, the Company or any of their respective Subsidiaries (other than a de minimis monetary fine, penalty or payment imposed on the Company in connection with the granting of any such extension).

Section 7.16  Delisting of Shares.  The Company shall use its reasonable best efforts to cause (a) the delisting of the Shares on the SIX and (b) the Shares to cease trading on the Closing Date.  The Company shall timely file for the approval of the delisting with the SIX and, if necessary, shall timely request for the shortening of the continued listing period under the SIX Rules.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions (collectively, a “Restraint”); provided, however, that any antitrust, competition, fair trade or similar Law or Order (whether temporary, preliminary or permanent) which has such an effect shall constitute a “Restraint” only if it arises in the United States, the European Union or a jurisdiction specified in Section 8.01(d) of the Company Disclosure Schedule.

(d)           Regulatory Approvals.  (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (ii) the approval of the European Commission of the Transactions shall have been obtained pursuant to the EU Merger Regulation (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the Transactions under the EU Merger Regulation); and (iii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(d) of the Company Disclosure Schedule shall have been obtained or terminated or shall have expired.

(e)           NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 8.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 4.03, 4.04, 4.05(a)(i), 4.08 (but only with respect to clause (b) of the second sentence thereof and only as it relates to the covenant set forth in Section 6.01(b)(x)), 4.16(a)(iv)(B), Section 4.20 and Section 4.23(a) and the first sentence of Section 4.23(b) of this Agreement that are qualified as to materiality or by reference to Company Material Adverse Effect shall be true and correct, and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)           Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)           No Litigation.  There shall not be pending any suit, action or proceeding with respect to any antitrust, competition, fair trade or similar Law by any Governmental Authority in the United States, the European Union or in any jurisdiction specified in Section 8.01(d) of the Company Disclosure Schedule (i) seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Merger Sub or any other Subsidiary or Affiliate of Parent any damages that would meet the materiality standard set forth in the last sentence of Section 7.08(c), (ii) seeking to impose limitations on the ability of Parent or any Subsidiary or Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation, (iii) seeking to prohibit Parent or any of its Subsidiaries or Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or Affiliates, (iv) seeking any Divestiture that is not required to be effected pursuant to the terms of this Agreement or (v) that would have a Company Material Adverse Effect or Parent Material Adverse Effect.

(e)           Restraints.  No Restraint arising under an antitrust, competition, fair trade or similar Law or Order that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (v) of paragraph (d) of this Section 8.02 shall be in effect.

Section 8.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Section 5.10 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) The representations and warranties of Parent and Merger Sub contained in Section 5.04 and Section 5.05(a)(i) of this Agreement that are qualified as to materiality or by reference to Parent Material Adverse Effect shall be true and correct, and such representations and warranties of Parent that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and (iii) all other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (iii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein), individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a)           by mutual written consent of Parent and the Company, duly authorized by the Parent Board and the Company Board, respectively; or

(b)           by either Parent or the Company if:

(i)           the Effective Time shall not have occurred on or before the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(c) (to the extent such Restraint arises under the HSR Act, the EU Merger Regulation or any other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws), Section 8.01(d), Section 8.02(d) or Section 8.02(e), then Parent or the Company may extend the Outside Date for an additional 60 calendar days by delivery of written notice of such extension to the other party not less than five Business Days prior to the original Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(ii)            any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.08; or

(iii)           the Company Stockholder Approval shall not have been obtained upon a vote held at the Company Stockholders’ Meeting; or

(c)           by Parent:

(i)             upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured or has not been cured on or before the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either of Parent or Merger Sub is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii)            if a Change in the Company Recommendation shall have occurred;

(iii)           if the Company Board fails publicly to reaffirm the Company Recommendation within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following a Competing Proposal that has been publicly announced or that has become publicly known; or

(iv)           if any Restraint arising under an antitrust, competition, fair trade or similar Law or Order having the effects referred to in clauses (i) through (v) of Section 8.02(d) shall be in effect and shall have become final and nonappealable; provided, however, that Parent shall have complied in all material respects with its obligations under Section 7.08; or

(d)           by the Company, upon a breach by either of Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured or has not been cured on or before the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Company is in material breach of its representations, warranties or covenants as of the time of such purported termination.

Section 9.02  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.20, Section 5.11, Section 7.04(c), Section 9.03 and Article X, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the Parent Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.03  Fees and Expenses.  (a)  The Company agrees that if:

(i)               Parent terminates this Agreement pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii); or

(ii)              (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held prior to the date of such termination) or Section 9.01(b)(iii), (B) prior to the termination of this Agreement, a Competing Proposal shall have been publicly announced or shall have become publicly known, and (C) on or prior to the date that is 12 months after the date of such termination, the Company enters into a Competing Transaction Agreement or the transactions contemplated by a Competing Proposal are consummated; provided, however, that for purposes of this Section 9.03(a)(ii), all references to 15% in the definition of “Competing Proposal” shall be replaced with references to 35%.

then, in any such event, the Company shall pay to Parent (x) on the second Business Day following Parent’s termination of this Agreement pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii) or (y) on the date of the first to occur of the events referred to in Section 9.03(a)(ii)(C), the Termination Fee, which amount shall be payable in cash in immediately available funds.

(b)           In the event that (i) this Agreement is terminated pursuant to Section 9.01(b)(i), Section 9.01(b)(ii) or Section 9.01(c)(iv) and (ii) at the time of such termination all of the conditions set forth in Article VIII have been satisfied or waived (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) except for any of the conditions set forth in Section 8.01(c), Section 8.01(d), Section 8.02(d) and Section 8.02(e), then Parent shall pay to the Company a fee equal to $650.0 million (the “Reverse Termination Fee”), by wire transfer on the first Business Day following the date of termination of this Agreement.

(c)           All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except expenses incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement which shall be shared equally by Parent and the Company.

(d)           The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) and 9.03(b) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 9.03(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit or (ii) if Parent fails promptly to pay the amount due pursuant to Section 9.03(b), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Reverse Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the amount of the Termination Fee or Reverse Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A., in effect on the date such payment was required to be made.

Section 9.04  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement.  Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.06  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its board of directors or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of its board of directors to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.05, Section 7.06 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention: Facsimile:	Office of the General Counsel (732) 524-2788

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475
Attention: Telephone: Facsimile: Email:	Robert I. Townsend III Damien R. Zoubek 212-474-1000 212-474-3700 rtownsend@cravath.com dzoubek@cravath.com if to the Company:

Synthes, Inc. 1302 Wrights Lane East West Chester, Pennsylvania 19380
Attention: Telephone: Facsimile: Email:	General Counsel 610-719-5215 610-719-5141 carlson.terry@synthes.com with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022
Attention: Telephone: Facsimile: Email:	Creighton O’M. Condon Christa A. D’Alimonte 212-848-4000 212-848-7179 ccondon@shearman.com cdalimonte@shearman.com

Section 10.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Entire Agreement; Assignment.  This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule), the Voting Agreement, the Confidentiality Agreement and the Parent Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 10.05  Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06  Specific Performance.  The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity.  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.07  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named courts.

Section 10.08  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHNSON & JOHNSON

By	/s/ William C. Weldon
Name: William C. Weldon
Title: Chairman, Board of Directors, and Chief Executive Officer

SAMSON ACQUISITION CORP.

By	/s/ Aileen P. Stockburger
Name: Aileen P. Stockburger
Title: President

SYNTHES, INC.

By	/s/ Hansjörg Wyss
Name: Hansjörg Wyss
Title: Chairman

[Signature Page to Agreement and Plan of Merger]